EXHIBIT 99.1

CHARMING SHOPPES TO PARTICIPATE IN THE
PIPER JAFFRAY 26TH ANNUAL CONSUMER CONFERENCE

Bensalem, PA, June 6, 2006 - Charming Shoppes, Inc., (NASDAQ: CHRS) a leading multi-channel specialty apparel retailer specializing in women's plus-size apparel, is scheduled to participate in the Piper Jaffray 26th Annual Consumer Conference on Wednesday, June 7, 2006, at 9:30 a.m., Eastern time.

Dorrit J. Bern, Chairman of the Board, President, and Chief Executive Officer, Steven R. Wishner, Sr. Vice President, Finance, Strategy and Business Development, and Gayle M. Coolick, Director of Investor Relations, will represent Charming Shoppes at the conference.

The Company’s slide presentation and the audio portion of the presentation will be available live at http://www.charmingshoppes.com/investors/manage/index.asp beginning at 9:30 a.m., Eastern time. A replay of the presentation will be available for approximately 30 days.

Charming Shoppes, Inc. operates 2,247 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, and CATHERINES PLUS SIZES®. Additionally, apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

The Company’s presentation will contain certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: failure to implement the Company’s business plan for entry into the outlet store distribution channel, the failure to implement the Company’s business plan for increased profitability and growth in the Company’s retail stores and direct-to-consumer segments, the failure to successfully implement the Company’s expansion of Cacique through new store formats, the failure to successfully implement the Company’s integration of operations of, and the business plan for, Crosstown Traders, Inc., adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, failure to find suitable store locations, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from its centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2006 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
215-638-6955